Exhibit 99.1

Contact:	Jawad Chaudhry,
EVP, CFO & TREASURER
(201) 823-0700

BCB Bancorp, Inc. Reports Net Loss of $14.8 Million in the Second Quarter 2026

Board Approves Reincorporation in Delaware, Subject to Shareholder Approval

BAYONNE, N.J., August 3, 2026 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported a net loss of $14.8 million for the second quarter of 2026, compared to net income of $4.9 million in the first quarter of 2026, and net income of $3.6 million for the second quarter of 2025. The Company’s loss per diluted share for the second quarter was ($0.85) compared to earnings per diluted share of $0.26 in the preceding quarter and $0.18 in the second quarter of 2025. The Company’s reported net loss for the six months ended June 30, 2026 was $9.9 million, compared to a net loss of $4.8 million for the six months ended June 30, 2025. The Company’s loss per diluted share for the six months ended June 30, 2026 was ($0.60) compared to a loss per diluted share of ($0.33) for the six months ended June 30, 2025.

Executive Summary

•	Total deposits were $2.636 billion at June 30, 2026, compared to $2.672 billion at March 31, 2026.

•	Net interest margin was 3.03 percent for the second quarter of 2026, compared to 2.95 percent for the first quarter of 2026, and 2.80 percent for the second quarter of 2025.

•	Total yield on interest-earning assets was 5.25 percent for the second quarter of 2026, compared to 5.21 percent for the first quarter of 2026, and 5.24 percent for the second quarter of 2025.

•

Total cost of interest-bearing liabilities decreased 6 basis points to 2.87 percent for the second quarter of 2026, compared to 2.93 percent for the first quarter of 2026, and decreased 29 basis points from 3.16 percent for the second quarter of 2025.

•	The efficiency ratio for the second quarter was 96.8 percent compared to 62.4 percent in the prior quarter, and 60.6 percent in the second quarter of 2025.

•	The annualized return on average assets ratio for the second quarter was (1.83) percent, compared to 0.61 percent in the prior quarter, and 0.42 percent in the second quarter of 2025.

•	The annualized return on average equity ratio for the second quarter was (19.22) percent, compared to 6.50 percent in the prior quarter, and 4.55 percent in the second quarter of 2025.

•

The provision for credit losses was $19.0 million in the second quarter of 2026 compared to $2.8 million for the first quarter of 2026. In the second quarter of 2025, the Bank recorded a provision of $4.9 million.

•	Total criticized and classified loans was $367.4 million in the second quarter compared to $403.0 million at March 31, 2026.

•

The allowance for credit losses on loans as a percentage of non-accrual loans was 62.5 percent at June 30, 2026, compared to 54.5 percent for the prior quarter-end and 49.8 percent at June 30, 2025. Total non-accrual loans were $72.0 million at June 30, 2026, $59.8 million at March 31, 2026 and $101.8 million at June 30, 2025.

•	Total loans receivable, net of the allowance for credit losses on loans, of $2.588 billion at June 30, 2026, decreased from $2.860 billion at June 30, 2025.

The net loss for the second quarter of 2026 was primarily driven by a $19.0 million provision for credit losses on loans, a $5.3 million non-cash goodwill impairment charge, and a $2.6 million loss on a loan transferred to held-for-sale. The elevated provision reflects additional reserves established for the Business Express loan portfolio and other portions of the Commercial and Industrial (“C&I”) loan portfolio, which has continued to experience elevated net charge-offs. Management determined that a higher reserve level was prudent given the portfolio’s performance trends, taking into account the early results of a recently commenced evaluation of the Bank’s loan portfolio focusing on potential problem loans. The goodwill impairment charge resulted from an interim quantitative impairment assessment triggered by the Company’s significant quarterly loss and the continued trading of its stock at a substantial discount to book value. The non-cash charge fully impaired the goodwill recorded on its balance sheet. The loss on the loan transferred to held-for-sale is consistent with management’s overall balance sheet evaluation strategy and relates to a non-accrual construction loan expected to be sold during the third quarter.

BCBP Reports Second Quarter 2026 Results

August 3, 2026

“We are actively conducting a comprehensive review of the Bank’s loan portfolio with the assistance of independent consultants as part of our broader effort to strengthen the balance sheet and position the franchise for long-term success. It is too early in our evaluation to assess whether and to what extent additional loans, not captured in the second quarter results, may be impacted. While we remain focused on delivering sustainable operating performance, our immediate priority is to maintain disciplined balance sheet management and long-term value creation. As our evaluation continues in the third quarter, we will fully explore various alternatives to strengthen the credits or exit the relationships, which may include workouts and loan restructurings, such as potentially seeking additional collateral, interest rate adjustments, as well as select loan sales. In addition, the Bank has ceased originating residential mortgage, home equity, and consumer loans, as we believe the current risk-adjusted returns in these categories are not sufficiently attractive. At June 30, 2026, our capital remains above well capitalized. To help preserve capital at the bank and liquidity at the holding company, the board of directors agreed to suspend both common and preferred dividends at their June meeting. We have taken these steps that are focused on capital preservation to support our balance sheet strengthening initiatives and reinforce our commitment to building a safer, stronger, and more resilient institution.” said Tom O’Brien, President and Chief Executive Officer of the Company and the Bank.

Reincorporation in Delaware

The Company also announced today that the board has decided to change its state of incorporation to Delaware, and to end the current staggered board terms in favor of annual director elections. Mr. O’Brien noted: “the change to Delaware will align us with the vast majority of public companies and allows for updated governance provisions that will help place our company in line with prevailing public company governance practices. Later this quarter, we will call a special meeting of shareholders to be held late this year. The purpose of the meeting will be to seek shareholder approval to reincorporate in Delaware. The full presentation of these governance changes will be provided in a proxy statement in connection with the special meeting.”

Balance Sheet Review

Total assets decreased by $161.3 million, or 4.9 percent, to $3.118 billion at June 30, 2026, from $3.279 billion at December 31, 2025. The decrease in total assets was mainly related to a decrease in net loans and cash and cash equivalents, offset by an increase in debt securities.

Total cash and cash equivalents decreased by $79.7 million, or 28.8 percent, to $196.9 million at June 30, 2026, from $276.6 million at December 31, 2025. The decrease in cash was primarily due to the reduction of the Bank’s exposure to wholesale funding by paying down high cost brokered deposits and FHLB advances.

Loans receivable, net, decreased by $103.1 million, or 3.8 percent, to $2.588 billion at June 30, 2026, from $2.691 billion at December 31, 2025, due to loan payoffs, paydowns and charge-offs. Total loan decreases during the period included decreases of $35.2 million in construction loans, $30.9 million in commercial and multi-family loans, $10.9 million in commercial business loans, $5.9 million in business express loans, and $8.0 million in 1-4 family residential loans, and $679,000 in cannabis, home equity and consumer loans.

The allowance for credit losses on loans increased $11.3 million to $45.0 million, or 62.5 percent of non-accruing loans and 1.71 percent of gross loans, at June 30, 2026, as compared to an allowance for credit losses on loans of $33.7 million, or 53.3 percent of non-accruing loans and 1.24 percent of gross loans, at December 31, 2025.

Total investment securities increased by $16.7 million, or 12.3 percent, to $152.3 million at June 30, 2026, from $135.6 million at December 31, 2025, representing current year purchases, offset by current year sales.

Deposits decreased by $37.6 million, or 1.4 percent, to $2.636 billion at June 30, 2026, from $2.674 billion at December 31, 2025. Certificates of deposit accounts and savings accounts decreased $45.2 million and $13.1 million, respectively, and were offset by an increase in money market accounts of $20.8 million. Brokered deposits declined by $28.6 million from $80.5 million at December 31, 2025 to $51.9 million at June 30, 2026.

BCBP Reports Second Quarter 2026 Results

August 3, 2026

Debt obligations decreased by $109.9 million to $168.3 million at June 30, 2026, from $278.2 million at December 31, 2025, due to maturities and paydowns of FHLB advances. The weighted average interest rate of FHLB advances was 4.88 percent at June 30, 2026, and 4.53 percent at December 31, 2025. The weighted average maturity of FHLB advances as of June 30, 2026, was less than ninety days. The interest rate of the Company’s subordinated debt balances was 9.25 percent at June 30, 2026, and at December 31, 2025.

Stockholders’ equity decreased by $12.4 million, or 4.1 percent, to $291.9 million at June 30, 2026, from $304.3 million at December 31, 2025. The decrease was attributable to the decrease in retained earnings of $13.2 million, or 11.3 percent, to $103.2 million at June 30, 2026, from $116.4 million at December 31, 2025, caused largely by the $9.9 million loss in the first six months of 2026.

Asset Quality

The Bank had non-accrual loans totaling $72.0 million, or 2.73 percent of gross loans, at June 30, 2026, as compared to $59.8 million, or 2.22 percent of gross loans, at March 31, 2026, and $63.3 million, or 2.32 percent of gross loans at December 31, 2025. The Bank had total past due loans totaling $122.8 million, or 4.66 percent of gross loans, at June 30, 2026, as compared to $107.9 million, or 4.01 percent of gross loans, at March 31, 2026, and $99.1 million, or 3.64 percent of gross loans, at December 31, 2025. The Bank had total classified and criticized loans totaling $367.4 million, or 13.94 percent of gross loans, at June 30, 2026, as compared to $403.0 million, or 14.98 percent of gross loans, at March 31, 2026, and $360.0 million, or 13.19 percent of gross loans, at December 31, 2025.

The allowance for credit losses on loans of $45.0 million, as of June 30, 2026, increased by $12.4 million, or 38.1 percent, compared to March 31, 2026, and increased by $11.3 million, or 33.5 percent, compared to December 31, 2025. The $12.4 million increase compared to March 31, 2026 was driven by a $19.0 million increase in provision expense that was partially offset by $6.6 million in loan charge-offs. The increases in provision expenses and charge-offs compared to both periods were primarily attributed to the C&I portfolio that has continued to experience elevated net charge-offs. The C&I portfolio generated net charge-offs of $824 thousand in the first quarter, increasing to $5.8 million in the second quarter. In addition, the Bank determined that a full recovery is no longer expected on a previously charged-off $6.3 million C&I relationship. Reflecting these developments and broader credit trends observed within the C&I portfolio, management separately evaluated the portfolio under its qualitative reserve framework during the second quarter, resulting in a $10.8 million increase to the allowance established for the portfolio.

During the second quarter, the Bank transferred one loan on nonaccrual status to held-for-sale, which was written down to fair market value resulting in a loss of $2.6 million reflected in non-interest income under the line item for net loss on the sale of loans. The remaining carrying value of the loan is $10.8 million. Loans held-for-sale are not included in past due loans or classified loans.

The allowance for credit losses was 62.5 percent of non-accrual loans at June 30, 2026, compared to 54.5 percent of non-accrual loans at March 31, 2026, and 53.3 percent of non-accrual loans at December 31, 2025, respectively.

Mr. O’Brien noted that, “since June 1, 2026, we have been engaged on a comprehensive re-evaluation of the company’s credit portfolios with the assistance of independent consultants. Their initial feedback has been reflected in the loan loss reserving decisions made during the second quarter and we are working toward completion of that review by the end of the third quarter. With respect to the much larger commercial real estate portfolio, we are in the early stages of our analysis. Given the absolute size and complexity of these portfolios, this remains a work in progress.”

Second Quarter 2026 Income Statement Review

The Company reported a net loss of $14.8 million for the quarter ended June 30, 2026, compared to net income of $3.6 million for the quarter ended June 30, 2025. This decline was primarily due to a $14.1 million increase in loan loss provisioning, a $5.3 million non-cash goodwill impairment charge, a $2.6 million loss on the sale of loans and a $1.7 million increase in salaries and employee benefits. This was offset by a decrease in tax provision of $4.9 million.

BCBP Reports Second Quarter 2026 Results

August 3, 2026

Interest income decreased by $2.7 million, or 6.3 percent, to $40.5 million for the second quarter of 2026 from $43.2 million for the second quarter of 2025. The average balance of interest-earning assets decreased $215.5 million, or 6.5 percent, to $3.092 billion for the second quarter of 2026 from $3.307 billion for the second quarter of 2025. The average yield increased 1 basis point to 5.25 percent for the second quarter of 2026 from 5.24 percent for the second quarter of 2025.

Interest expense decreased by $3.0 million to $17.1 million for the second quarter of 2026 from $20.1 million for the second quarter of 2025. The decrease resulted from a decrease in the average rate paid on interest-bearing liabilities of 29 basis points to 2.87 percent for the second quarter of 2026 from 3.16 percent for the second quarter of 2025, while the average balance of interest-bearing liabilities decreased by $156.0 million to $2.393 billion for the second quarter of 2026 from $2.549 billion for the second quarter of 2025.

The net interest margin was 3.03 percent for the second quarter of 2026 compared to 2.80 percent for the second quarter of 2025. The increase in the net interest margin compared to the second quarter of 2025 was the result of a decrease in the cost of interest-bearing liabilities.

The provision for credit losses was $19.0 million for the second quarter of 2026 compared to $4.9 million for the second quarter of 2025. The increase was primarily driven by higher reserve requirements within the C&I loan portfolio, as further described under Asset Quality. During the second quarter of 2026, the Company recognized $6.6 million in net charge-offs compared to $5.7 million in net charge-offs in the second quarter of 2025. The Bank had non-accrual loans totaling $72.0 million, or 2.73 percent of gross loans, at June 30, 2026, as compared to $63.3 million, or 2.32 percent of gross loans, at December 31, 2025. The allowance for credit losses on loans was $45.0 million, or 1.71 percent of gross loans, at June 30, 2026, and $33.7 million, or 1.24 percent of gross loans, at December 31, 2025. Management believes the allowance for credit losses on loans was adequate at June 30, 2026 and December 31, 2025.

Non-interest income decreased by $2.5 million to a loss of $470 thousand for the second quarter of 2026, compared to income of $2.1 million for the second quarter of 2025. The decrease in total non-interest income was primarily attributable to a $2.6 million loss on the sale of loans, compared to no such loss in the prior year period, and a $108 thousand increase in mark-to-market losses on investment securities, partially offset by a $131 thousand increase in Bank Owned Life Insurance (“BOLI”) income.

Non-interest expense increased by $6.9 million, or 45.0 percent, to $22.1 million for the second quarter of 2026 compared to $15.3 million for the second quarter of 2025. The increase was primarily driven by a $5.3 million non-cash goodwill impairment charge, a $1.7 million increase in salaries and benefits expense, which included $814 thousand severance costs, and a $273 thousand increase in advertising and promotion expense. Partially offsetting these increases was a $205 thousand decrease in professional fees.

The income tax provision decreased by $4.9 million, to an income tax benefit of $3.5 million for the second quarter of 2026 when compared to a $1.5 million provision for the second quarter of 2025.

Year-to-Date Income Statement Review

Net income decreased by $5.1 million to a net loss of $9.9 million for the first six months of 2026, compared to a net loss of $4.8 million for the first six months of 2025. The increased net loss was primarily attributable to a $5.3 million non-cash goodwill impairment charge, a $2.6 million loss on the sale of loans and a $2.6 million increase in salaries and employee benefits.

Net interest income increased $1.1 million for the first six months of 2026, as interest expense decreased by $7.6 million, or 17.9 percent, to $34.7 million from $42.3 million for the first six months of 2025 and interest income decreased $6.5 million, from $87.4 million to $80.9 million for the same period. The average balance of interest-earning assets decreased

BCBP Reports Second Quarter 2026 Results

August 3, 2026

$257.1 million, or 7.6 percent, to $3.118 billion from $3.375 billion, while the average yield on interest-earning assets increased 1 basis point to 5.23 percent from 5.22 percent. The decline in average interest-earning assets was primarily due to a $279.5 million decrease in average loans, partially offset by a $19.2 million increase in average investment securities. The decrease in interest expense was driven by declines in interest expense on borrowings and deposits of $4.0 million and $3.6 million, respectively. Average borrowings decreased $201.4 million, while the average rate paid on borrowings increased by 70 basis points to 5.56 percent. Average deposits declined $10.1 million and the average rate paid on deposits declined 32 basis points to 2.59 percent.

Net interest margin was 2.99 percent for the first six months of 2026, compared to 2.70 percent for the first six months of 2025. The increase in the net interest margin compared to the prior period was the result of a decrease in the cost of the Company’s interest-bearing liabilities, by 35 basis points to 2.90 percent and an increase in the rate earned on earning assets, by 1 basis point to 5.23 percent.

The provision for credit losses decreased by $4.0 million to $21.8 million for the first six months of 2026 from $25.7 million for the same period in 2025. The elevated provision in the prior-year period reflected a previously disclosed $13.7 million specific reserve related to a $34.2 million cannabis-sector lending relationship. The 2026 provision was primarily driven by increased reserve requirements within the C&I loan portfolio, as further described under Asset Quality. During the first six months of 2026, the Company experienced $10.5 million in net charge-offs compared to $9.9 million in net charge-offs for the same period in 2025.

Non-interest income decreased by $2.2 million to $1.6 million for the first six months of 2026, compared to $3.9 million for the same period in 2025. The decrease was primarily attributable to a $2.6 million loss on the sale of loans in 2026, compared to no such loss in the prior year period. Partially offsetting this was a $469 thousand increase in income from Bank Owned Life Insurance (“BOLI”).

Non-interest expense increased by $7.8 million, or 25.9 percent, to $37.7 million for the first six months of 2026 from $29.9 million for the same period in 2025. The increase was primarily driven by a $5.3 million non-cash goodwill impairment charge and a $2.6 million increase in salaries and employee benefits expense, which included $814 thousand severance costs recognized during the second quarter. Advertising expenses and OREO expenses increased $294 thousand and $280 thousand, respectively. Partially offsetting these increases were decreases in professional fees, director fees and regulatory assessments of $270 thousand, $241 thousand and $98 thousand, respectively.

The income tax benefit decreased by $157 thousand or 8.1 percent, to an income tax benefit of $1.8 million for the first six months of 2026 when compared to a $1.9 million income tax benefit for the same period in 2025. While the pretax loss increased to $11.6 million from $6.7 million in the prior period, the income tax credit declined primarily because the $5.3 million non-cash goodwill impairment charge recognized in 2026 is not deductible for income tax purposes and therefore did not generate a corresponding tax benefit.

BCBP Reports Second Quarter 2026 Results

August 3, 2026

Investor Conference Call

Management will host a conference call on Monday, August 3, 2026 at 8:45 a.m. Eastern Time to discuss the results.

Interested investors are invited to dial 1-800-715-9871 using conference ID 3209751 to participate in the call.

A replay of the call will be available at https://investorrelations.bcbcommunitybank.com/corporate-information/corporate-profile/default.aspx.

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has twenty-two branch offices in Bayonne, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and four branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

The most significant factors that could cause future results to differ materially from those anticipated by our forward-looking statements include the ongoing impact of global tariffs imposed by the Trump administration, higher inflation levels, and general economic and recessionary concerns, all of which could impact economic growth and could cause increased loan delinquencies, a reduction in financial transactions and business activities, including decreased deposits and reduced loan originations. Other factors that could cause future results to vary materially from current management expectations as reflected in our forward-looking statements include, but are not limited to: our ability to manage liquidity and capital in a rapidly changing and unpredictable market, supply chain disruptions, labor shortages, the global impact of the military conflicts in the Ukraine and the Middle East; unfavorable economic conditions in the United States generally and particularly in our primary market area; the Company’s ability to effectively attract and deploy deposits; changes in the Company’s corporate strategies, the composition of its assets, or the way in which it funds those assets; shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including changes in market liquidity or volatility; the effects of declines in real estate values that may adversely impact the collateral underlying our loans; increase in unemployment levels and slowdowns in economic growth; our level of non-performing assets and the costs associated with resolving any problem loans including litigation and other costs; the results of the recently commenced and ongoing review of our loan portfolios; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of our loan and investment securities portfolios; the credit risk associated with our loan portfolio; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in our ability to access cost-effective funding; deposit flows; legislative and regulatory changes, including increases in Federal Deposit Insurance Corporation, or FDIC, insurance rates; monetary and fiscal policies of the federal and state governments; changes in tax policies, rates and regulations of federal, state and local tax authorities; demands for our loan products; demand for financial services; competition; changes in the securities or secondary mortgage markets; changes in management’s business strategies; changes in consumer spending; our ability to hire and retain key employees; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, or regulatory risk; expanding regulatory requirements which could adversely affect operating results; civil unrest in the communities that we serve; and other factors discussed elsewhere in this report, and in other reports we filed with the SEC, including under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K filed for the year ended December 31, 2024, and our other periodic reports that we file with the SEC.

BCBP Reports Second Quarter 2026 Results

August 3, 2026

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release also contains certain supplemental Non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s financial results for the periods in question.

The Company provides measurements and ratios based on tangible stockholders’ equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors. For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

BCBP Reports Second Quarter 2026 Results

August 3, 2026

	Statements of Operations - Three Months Ended,
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026 vs. March 31, 2026	June 30, 2026 vs. June 30, 2025
	(In thousands, except per share amounts, Unaudited)
Interest and dividend income:
Loans, including fees	$35,856	$35,878	$38,650	-0.1%	-7.2%
Mortgage-backed securities	960	839	765	14.4%	25.5%
Other investment securities	1,113	990	1,057	12.4%	5.3%
FHLB stock and other interest-earning assets	2,532	2,695	2,709	-6.0%	-6.5%

Total interest and dividend income	40,461	40,402	43,181	0.1%	-6.3%

Interest expense:
Deposits:
Demand	5,413	5,170	5,584	4.7%	-3.1%
Savings and club	112	136	217	-17.6%	-48.4%
Certificates of deposit	8,266	8,592	9,170	-3.8%	-9.9%

	13,791	13,898	14,971	-0.8%	-7.9%
Borrowings	3,325	3,667	5,108	-9.3%	-34.9%

Total interest expense	17,116	17,565	20,079	-2.6%	-14.8%

Net interest income	23,345	22,837	23,102	2.2%	1.1%
Provision for credit losses	18,987	2,788	4,891	581.0%	288.2%

Net interest income after provision for credit losses	4,358	20,049	18,211	-78.3%	-76.1%

Non-interest (loss) income :
Fees and service charges	1,313	1,191	1,305	10.2%	0.6%
(Loss) gain on sales of loans	(2,607)	7	—	-37342.9%	—
Realized and unrealized loss on equity investments	(248)	(93)	(108)	166.7%	129.6%
Bank-owned life insurance (“BOLI”) income	917	946	786	-3.1%	16.7%
Other	155	50	93	210.0%	66.7%

Total non-interest (loss) income	(470)	2,101	2,076	-122.4%	-122.6%

Non-interest expense:
Salaries and employee benefits	9,395	8,327	7,713	12.8%	21.8%
Occupancy and equipment	2,562	2,724	2,502	-5.9%	2.4%
Data processing and communications	1,968	2,023	2,046	-2.7%	-3.8%
Professional fees	562	627	767	-10.4%	-26.7%
Director fees	244	246	313	-0.8%	-22.0%
Regulatory assessment fees	650	765	804	-15.0%	-19.2%
Advertising and promotions	489	200	216	144.5%	126.4%
Other real estate owned, net	130	150	—	-13.3%	—
Impairment of Goodwill	5,253	—	—	—	—
Other	879	489	907	79.8%	-3.1%

Total non-interest expense	22,132	15,551	15,268	42.3%	45.0%

(Loss) Income before income tax (benefit) provision	(18,244)	6,599	5,019	-376.5%	-463.5%
Income tax (benefit) provision	(3,468)	1,695	1,455	-304.6%	-338.4%

Net (Loss) Income	(14,776)	4,904	3,564	-401.3%	-514.6%
Preferred stock dividends	—	482	482	—	—

Net (Loss) Income available to common stockholders	$(14,776)	$4,422	$3,082	-434.2%	-579.5%

Net (Loss) Income per common share-basic and diluted
Basic	$(0.85)	$0.26	$0.18	-434.3%	-575.8%

Diluted	$(0.85)	$0.26	$0.18	-434.3%	-575.8%

Weighted average number of common shares outstanding
Basic	17,306	17,314	17,175	0.0%	0.8%

Diluted	17,306	17,314	17,175	0.0%	0.8%

BCBP Reports Second Quarter 2026 Results

August 3, 2026

	Statements of Operations - Six Months Ended,
	June 30, 2026	June 30, 2025	June 30, 2026 vs. June 30, 2025
	(In thousands, except per share amounts, Unaudited)
Interest and dividend income:
Loans, including fees	$71,734	$77,577	-7.5%
Mortgage-backed securities	1,799	1,326	35.7%
Other investment securities	2,103	2,025	3.9%
FHLB stock and other interest-earning assets	5,227	6,445	-18.9%

Total interest and dividend income	80,863	87,373	-7.5%

Interest expense:
Deposits:
Demand	10,583	11,002	-3.8%
Savings and club	248	368	-32.6%
Certificates of deposit	16,858	19,932	-15.4%

	27,689	31,302	-11.5%
Borrowings	6,992	10,964	-36.2%

Total interest expense	34,681	42,266	-17.9%

Net interest income	46,182	45,107	2.4%
Provision for credit losses	21,775	25,736	-15.4%

Net interest income after provision for credit losses	24,407	19,371	26.0%

Non-interest income :
Fees and service charges	2,504	2,478	1.0%
Gain (loss) on sales of loans	(2,600)	—	—
Realized and unrealized gain (loss) on equity investments	(341)	(223)	52.9%
Bank-owned life insurance (“BOLI”) income	1,863	1,394	33.6%
Other	205	218	-6.0%

Total non-interest income	1,631	3,867	-57.8%

Non-interest expense:
Salaries and employee benefits	17,722	15,116	17.2%
Occupancy and equipment	5,286	5,225	1.2%
Data processing and communications	3,991	3,890	2.6%
Professional fees	1,189	1,459	-18.5%
Director fees	490	731	-33.0%
Regulatory assessments	1,415	1,513	-6.5%
Advertising and promotions	689	395	74.4%
Other real estate owned, net	280	—	—
Impairment of Goodwill	5,253	—
Other	1,368	1,599	-14.4%

Total non-interest expense	37,683	29,928	25.9%

Loss before income tax benefit	(11,645)	(6,690)	74.1%
Income tax benefit	(1,773)	(1,930)	-8.1%

Net Loss	(9,872)	(4,760)	107.4%
Preferred stock dividends	482	964	-50.0%

Net Loss available to common stockholders	$(10,354)	$(5,724)	80.9%

Net Loss per common share-basic and diluted
Basic	$(0.60)	$(0.33)	79.5%

Diluted	$(0.60)	$(0.33)	79.5%

Weighted average number of common shares outstanding
Basic	17,273	17,144	0.8%

Diluted	17,273	17,144	0.8%

BCBP Reports Second Quarter 2026 Results

August 3, 2026

Statements of Financial Condition	June 30, 2026	March 31, 2026	December 31, 2025	June 30, 2026 vs. March 31, 2026	June 30, 2026 vs. December 31, 2025
	(In Thousands, Unaudited)
ASSETS
Cash and amounts due from depository institutions	$14,573	$12,619	$13,794	15.5%	5.6%
Interest-earning deposits	182,314	281,118	262,790	-35.1%	-30.6%

Total cash and cash equivalents	196,887	293,737	276,584	-33.0%	-28.8%

Interest-earning time deposits	735	735	735	—	—
Debt securities available for sale	148,428	134,013	126,395	10.8%	17.4%
Equity investments	3,851	9,079	9,172	-57.6%	-58.0%
Loans held for sale	10,777	—	—	—	—
Loans receivable, net of allowance for credit losses on loans of $44,980, $32,578, and $33,691 respectively	2,587,984	2,655,981	2,691,091	-2.6%	-3.8%
Federal Home Loan Bank of New York (“FHLB”) stock, at cost	9,048	13,757	14,176	-34.2%	-36.2%
Premises and equipment, net	11,737	11,915	12,056	-1.5%	-2.6%
Accrued interest receivable	14,661	15,259	13,834	-3.9%	6.0%
Other real estate owned	5,000	5,000	5,000	—	—
Deferred income taxes	24,794	23,047	22,209	7.6%	11.6%
Goodwill	—	5,253	5,253	—	—
Operating lease right-of-use asset	10,479	10,889	10,660	-3.8%	-1.7%
Bank-owned life insurance (“BOLI”)	81,229	80,312	79,366	1.1%	2.3%
Other assets	12,516	10,120	12,935	23.7%	-3.2%

Total Assets	$3,118,126	$3,269,097	$3,279,466	-4.6%	-4.9%

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing deposits	$514,648	$521,316	$531,140	-1.3%	-3.1%
Interest bearing deposits	2,121,375	2,151,113	2,142,433	-1.4%	-1.0%

Total deposits	2,636,023	2,672,429	2,673,573	-1.4%	-1.4%
FHLB advances	125,000	225,000	235,000	-44.4%	-46.8%
Subordinated debentures	43,335	43,272	43,210	0.1%	0.3%
Operating lease liability	10,953	11,365	11,140	-3.6%	-1.7%
Other liabilities	10,896	9,651	12,259	12.9%	-11.1%

Total Liabilities	2,826,207	2,961,717	2,975,182	-4.6%	-5.0%

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000 shares authorized	—	—	—	—	—
Additional paid-in capital preferred stock	25,243	25,243	25,243	—	—
Common stock: no par value, 40,000 shares authorized	—	—	—	—	—
Additional paid-in capital common stock	204,451	203,876	203,429	0.3%	0.5%
Retained earnings	103,225	119,412	116,415	-13.6%	-11.3%
Accumulated other comprehensive loss	(2,653)	(2,804)	(2,456)	-5.4%	8.0%
Treasury stock, at cost	(38,347)	(38,347)	(38,347)	—	—

Total Stockholders’ Equity	291,919	307,380	304,284	-5.0%	-4.1%

Total Liabilities and Stockholders’ Equity	$3,118,126	$3,269,097	$3,279,466	-4.6%	-4.9%

Outstanding common shares	18,102	17,359	17,274

BCBP Reports Second Quarter 2026 Results

August 3, 2026

	Three Months Ended June 30,
	2026			2025
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable (4)(5)	$2,660,757	$35,856	5.41%	$2,933,851	$38,650	5.28%
Investment Securities	152,347	2,073	5.44%	133,900	1,822	5.44%
Other Interest-earning assets (6)	278,413	2,532	3.65%	239,245	2,709	4.54%

Total Interest-earning assets	3,091,517	40,461	5.25%	3,306,996	43,181	5.24%

Non-interest-earning assets	139,410			113,206

Total assets	$3,230,927			$3,420,202

Interest-bearing liabilities:
Interest-bearing demand accounts	$529,612	$2,122	1.61%	$529,120	$2,230	1.69%
Money market accounts	449,469	3,291	2.94%	418,014	3,354	3.22%
Savings accounts	237,124	112	0.19%	258,696	217	0.34%
Certificates of Deposit	940,358	8,266	3.53%	921,140	9,170	3.99%

Total interest-bearing deposits	2,156,563	13,791	2.56%	2,126,970	14,971	2.82%
Borrowed funds	236,427	3,325	5.64%	422,022	5,108	4.85%

Total interest-bearing liabilities	2,392,990	17,116	2.87%	2,548,992	20,079	3.16%

Non-interest-bearing liabilities	529,508			557,177

Total liabilities	2,922,498			3,106,169
Stockholders’ equity	308,429			314,033

Total liabilities and stockholders’ equity	$3,230,927			$3,420,202

Net interest income		$23,345			$23,102

Net interest rate spread (1)			2.38%			2.08%

Net interest margin (2)			3.03%			2.80%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.
(4)	Excludes allowance for credit losses.
(5)	Includes non-accrual loans.
(6)	Includes Federal Home Loan Bank of New York Stock.

BCBP Reports Second Quarter 2026 Results

August 3, 2026

	Six Months Ended June 30,
	2026			2025
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable (4)(5)	$2,684,502	$71,734	5.39%	$2,964,023	$77,577	5.28%
Investment Securities	144,789	3,902	5.43%	125,598	3,351	5.38%
Other interest-earning assets (6)	288,485	5,227	3.65%	285,271	6,445	4.56%

Total Interest-earning assets	3,117,776	80,863	5.23%	3,374,892	87,373	5.22%

Non-interest-earning assets	137,717			119,558

Total assets	$3,255,493			$3,494,450

Interest-bearing liabilities:
Interest-bearing demand accounts	$526,523	$4,165	1.59%	$544,756	$4,598	1.70%
Money market accounts	440,938	6,418	2.94%	406,214	6,404	3.18%
Savings accounts	239,777	248	0.21%	255,479	368	0.29%
Certificates of Deposit	952,259	16,858	3.57%	963,171	19,932	4.17%

Total interest-bearing deposits	2,159,497	27,689	2.59%	2,169,620	31,302	2.91%
Borrowed funds	253,679	6,992	5.56%	455,036	10,964	4.86%

Total interest-bearing liabilities	2,413,176	34,681	2.90%	2,624,656	42,266	3.25%

Non-interest-bearing liabilities	535,232			550,454

Total liabilities	2,948,408			3,175,110
Stockholders’ equity	307,085			319,340

Total liabilities and stockholders’ equity	$3,255,493			$3,494,450

Net interest income		$46,182			$45,107

Net interest rate spread (1)			2.33%			1.97%

Net interest margin (2)			2.99%			2.70%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.
(4)	Excludes allowance for credit losses.
(5)	Includes non-accrual loans.
(6)	Includes Federal Home Loan Bank of New York Stock.

BCBP Reports Second Quarter 2026 Results

August 3, 2026

	Financial Condition data by quarter
	Q2 2026	Q1 2026	Q4 2025	Q3 2025	Q2 2025
	(In thousands, except book values)
Total assets	$3,118,126	$3,269,097	$3,279,466	$3,353,065	$3,380,461
Cash and cash equivalents	196,887	293,737	276,584	249,614	206,852
Securities	152,279	143,092	135,567	125,292	140,025
Loans receivable, net	2,587,984	2,655,981	2,691,091	2,788,932	2,860,453
Deposits	2,636,023	2,672,429	2,673,573	2,687,387	2,661,534
Borrowings	168,335	268,272	278,210	323,922	378,722
Stockholders’ equity	291,919	307,380	304,284	318,453	315,735
Book value per common share (1)	$14.73	$16.25	$16.15	$17.02	$16.89
Tangible book value per common share (2)	$14.73	$15.95	$15.85	$16.71	$16.59

	Operating data by quarter
	Q2 2026	Q1 2026	Q4 2025	Q3 2025	Q2 2025
	(In thousands, except for per share amounts)
Net interest income	$23,345	$22,837	$24,223	$23,711	$23,102
Provision for credit losses	18,987	2,788	12,195	4,080	4,891
Non-interest (loss) income	(470)	2,101	1,943	2,745	2,076
Non-interest expense	22,132	15,551	31,385	16,570	15,268
Income tax expense (benefit)	(3,468)	1,695	(5,385)	1,544	1,455

Net income (loss)	$(14,776)	$4,904	$(12,029)	$4,262	$3,564

Net income (loss) per diluted share	$(0.85)	$0.26	$(0.73)	$0.22	$0.18

Common Dividends declared per share	$0.08	$0.08	$0.16	$0.16	$0.16

	Financial Ratios(3)
	Q2 2026	Q1 2026	Q4 2025	Q3 2025	Q2 2025
Return on average assets	(1.83%)	0.61%	(1.44%)	0.50%	0.42%
Return on average stockholders’ equity	(19.22%)	6.50%	(14.99%)	5.35%	4.55%
Net interest margin	3.03%	2.95%	3.03%	2.88%	2.80%
Stockholders’ equity to total assets	9.36%	9.40%	9.28%	9.50%	9.34%
Efficiency Ratio (4)	96.75%	62.36%	119.95%	62.63%	60.64%

	Asset Quality Ratios
	Q2 2026	Q1 2026	Q4 2025	Q3 2025	Q2 2025
	(In thousands, except for ratio %)
Non-Accrual Loans (5)	$72,011	$59,805	$63,255	$93,517	$101,764
Non-Accrual Loans as a % of Total Loans (5)	2.73%	2.22%	2.32%	3.31%	3.50%
ACL as % of Non-Accrual Loans	62.5%	54.5%	53.3%	40.4%	49.8%
Individually Analyzed Loans	$124,832	$160,600	$162,226	$129,358	$153,428
Criticized Loans	206,975	208,339	170,875	220,768	229,929
Classified Loans (6)	160,454	194,662	188,876	228,255	266,847
Past Due loans (6)	122,759	107,947	99,132	174,006	110,971

(1)	Calculated by dividing stockholders’ equity, less preferred equity, by shares outstanding.
(2)

Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(3)	Ratios are presented on an annualized basis, where appropriate.
(4)

The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(5)	Non-Accrual loans include Held for Sale loan.
(6)	Classified and past due loans excludes Held for Sale loan.

BCBP Reports Second Quarter 2026 Results

August 3, 2026

	Recorded Investment in Loans Receivable by quarter
	Q2 2026	Q1 2026	Q4 2025	Q3 2025	Q2 2025
	(In thousands)
Residential one-to-four family	$218,750	$223,708	$226,708	$227,140	$230,917
Commercial and multi-family	2,009,865	2,021,827	2,040,768	2,080,088	2,088,117
Canabis related	69,190	68,876	69,293	69,102	103,007
Construction	33,298	68,362	68,521	105,980	111,370
Commercial business	157,523	160,088	168,459	192,762	224,800
Business Express	68,949	71,215	74,862	78,253	81,521
Home equity	73,935	72,716	74,332	73,566	71,587
Consumer	3,401	3,584	3,580	2,042	2,075

	$2,634,911	$2,690,376	$2,726,523	$2,828,933	$2,913,394
Less:
Deferred loan fees, net	(1,947)	(1,817)	(1,741)	(2,198)	(2,283)
Allowance for credit losses on loans	(44,980)	(32,578)	(33,691)	(37,803)	(50,658)

Total loans, net	$2,587,984	$2,655,981	$2,691,091	$2,788,932	$2,860,453

	Non-Accruing Loans in Portfolio by quarter
	Q2 2026	Q1 2026	Q4 2025	Q3 2025	Q2 2025
	(In thousands)
Residential one-to-four family	$1,515	$1,576	$1,554	$1,410	$1,436
Commercial and multi-family	54,478	52,297	52,159	70,546	57,969
Canabis related	—	—	—	—	33,512
Construction (1)	13,364	3,173	4,897	2,310	586
Commercial business	2,397	2,418	3,725	17,442	6,392
Business Express	—	—	626	1,335	1,377
Home equity	257	341	294	474	492
Consumer	—	—	—	—	—

Total:	$72,011	$59,805	$63,255	$93,517	$101,764

(1) Includes Held for Sale loan

	Distribution of Deposits by quarter
	Q2 2026	Q1 2026	Q4 2025	Q3 2025	Q2 2025
	(In thousands)
Demand:
Non-Interest Bearing	$514,648	$521,317	$531,140	$536,908	$539,093
Interest Bearing	517,627	511,465	501,172	477,427	503,336
Money Market	446,918	448,397	426,138	422,424	428,397

Sub-total:	$1,479,193	$1,481,179	$1,458,450	$1,436,759	$1,470,826
Savings and Club	230,532	240,048	243,670	254,554	258,585
Certificates of Deposit	926,298	951,202	971,453	996,074	932,123

Total Deposits:	$2,636,023	$2,672,429	$2,673,573	$2,687,387	$2,661,534

BCBP Reports Second Quarter 2026 Results

August 3, 2026

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter
	Tangible Book Value per Share
	Q2 2026	Q1 2026	Q4 2025	Q3 2025	Q2 2025
	(In thousands, except per share amounts)
Total Stockholders’ Equity	$291,919	$307,380	$304,284	$318,453	$315,735
Less: goodwill	—	5,253	5,253	5,253	5,253
Less: preferred stock	25,243	25,243	25,243	25,243	25,243

Total tangible common stockholders’ equity	266,676	276,884	273,788	287,957	285,239
Common shares outstanding	18,102	17,359	17,274	17,228	17,194
Book value per common share	$14.73	$16.25	$16.15	$17.02	$16.89

Tangible book value per common share	$14.73	$15.95	$15.85	$16.71	$16.59

	Efficiency Ratios
	Q2 2026	Q1 2026	Q4 2025	Q3 2025	Q2 2025
	(In thousands, except for ratio %)
Net interest income	$23,345	$22,837	$24,223	$23,711	$23,102
Non-interest (loss)income	(470)	2,101	1,943	2,745	2,076

Total income	22,875	24,938	26,166	26,456	25,178
Non-interest expense	22,132	15,551	31,385	16,570	15,268

Efficiency Ratio	96.75%	62.36%	119.95%	62.63%	60.64%